Exhibit 99.1

Contact:
Kaitlyn Brosco
ESPERION
investorrelations@esperion.com

ESPERION Reports Third Quarter 2020 Financial Results and Provides Company Update

–Quarter-over-quarter Script Growth Exceeded 500 Percent for NEXLETOL® (bempedoic acid) and NEXLIZET® (bempedoic acid and ezetimibe) tablets –
–U.S. Product Revenue Increased Five-fold During the Third Quarter –
–ESPERION Partner Daiichi Sankyo Europe Launches NILEMDO™ (bempedoic acid) and NUSTENDI™ (bempedoic acid and ezetimibe) in Germany, the Largest European Market –
–Conference Call and Webcast today, November 2nd at 4:30 P.M. Eastern Time –

ANN ARBOR, Mich., November 2, 2020 (GLOBE NEWSWIRE) -- ESPERION (NASDAQ:ESPR) today reported financial results for the third quarter ended September 30, 2020, and provided a business update.

“The trajectory of our U.S. launches is encouraging as quarterly script growth increased over 500 percent and product revenue trended similarly, despite persisting COVID-related headwinds. Providing increasing validation by the medical community for our medicines in the treatment of hypercholesterolemia, NEXLETOL and NEXLIZET are now included in the American Association for Clinical Endocrinologists’ updated lipid guidelines and the American Heart Journal published our CLEAR Outcomes Study design,” said Tim M. Mayleben, President and Chief Executive Officer of ESPERION. “Momentum continues to build into the fourth quarter, exemplified by our partner Daiichi Sankyo’s recent commercial launch in Germany. We believe ESPERION is well-positioned to execute on our singular focus of lipid management for everyone and drive long-term, future growth for shareholders.”

Quarterly & Recent Highlights

Clinical and Regulatory:
•July 2020: Pooled LDL-C lowering efficacy analysis from the four Phase 3 clinical studies of NEXLETOL was published in the Journal of the American Medical Association Cardiology.
•August 2020: Presented two scientific posters at the European Society of Cardiology (ESC) 2020 Congress based on a pooled analysis from four Phase 3 clinical trials and long-term safety and efficacy data of NEXLETOL.
•October 2020: Professor P. Barton Duell highlighted pooled data demonstrating significant cholesterol lowering in people with familial hypercholesterolemia with NEXLETOL at the 88th Annual Congress of the European Atherosclerosis Society (EAS).
•October 2020: The American Heart Journal published the landmark CLEAR Outcomes study design spotlighting the first-of-its-kind cardiovascular outcomes trial to focus exclusively on patients with documented intolerance on statin therapy.

Commercial:
•July 2020: Surpassed NEXLETOL and NEXLIZET one-year managed care coverage goals, with over 80% commercial coverage and over 50% Medicare Part D coverage with preferred brand formulary status less than four months after initial launch.
•September 2020: Launched “Break the Cycle with NEXLETOL” a national direct-to-consumer (DTC) campaign aimed at broadening awareness of NEXLETOL tablets.

Corporate and Business Development:
•November 2020: Daiichi Sankyo Europe (DSE) launches NUSTENDI and NILEMDO tablets in German market marking the initiation of European commercialization for our medicines.

Upcoming Milestones

Fourth Quarter 2020:
•Potential Rest-of-World development and commercial collaboration agreement(s).

2020 Third Quarter Financial Results

As of September 30, 2020, cash, cash equivalents, restricted cash and investment securities available-for-sale totaled $215.7 million compared with $300.7 million at June 30, 2020.

Total revenue was $3.8 million for the third quarter of 2020. This amount includes approximately $3.3 million of net product sales and $0.5 million in partner reimbursement for the third quarter of 2020. This compares to total revenue of $1.0 million for the third quarter of 2019. The increase in revenue was primarily related to U.S. net product sales of NEXLETOL and NEXLIZET.

Research and development expenses were $35.3 million for the third quarter of 2020, compared to $48.3 million for the comparable period in 2019. The decrease was primarily attributable to a decline in costs related to the completion of enrollment of our CLEAR CVOT, which was fully enrolled during the third quarter of 2019.

Selling, general and administrative expenses were $48.8 million for the third quarter of 2020, compared to $18.5 million for the comparable period in 2019. The increase was primarily attributable to costs to support the commercialization of NEXLETOL and NEXLIZET in the U.S., increases in our headcount resulting from the buildout of our customer-facing team, stock-based compensation expense, and other costs to support our growth.

ESPERION had net loss of $85.4 million for the third quarter of 2020, compared to net loss of $68.4 million for the comparable period in 2019. ESPERION had a basic and diluted net loss per share of $3.07, respectively, for the third quarter of 2020, compared to a basic and diluted net loss per share of $2.52 for the comparable period in 2019.

ESPERION had approximately 27.9 million shares of common stock outstanding, with another 4.9 million issuable upon exercise of stock options and vesting of restricted stock units, and $171.2 million of the revenue interest liability outstanding as of September 30, 2020.

2020 Financial Outlook

Research and development expenses for the full year 2020 are expected to be $135 million to $145 million. Selling, general and administrative expenses for the full year 2020 are expected to be $200 million to $210 million. These amounts do not include $30 million in non-cash stock-based compensation.

ESPERION’s cash balance as of September 30, 2020 was $215.7 million. Esperion expects that current cash resources, coupled with future revenue from NEXLETOL and NEXLIZET commercial net product sales are sufficient to fund continued operations. Cash proceeds from existing partnership collaborations, an expected ROW partnership, the additional $50 million available to Esperion, at its option, under the Oberland Capital revenue-based funding agreement, as well as potential non-dilutive funding sources further secures Esperion’s sustainable cash runway.

Conference Call and Webcast Information

ESPERION's Lipid Management Team will host a conference call and webcast on November 2, 2020 at 4:30 P.M. Eastern Time to provide a third quarter 2020 financial results and company update. The call can be accessed by dialing (877) 831-3840 (domestic) or (253) 237-1184 (international) five minutes prior to the start of the call and providing the access code 9377299.

A live audio webcast can be accessed on the investors and media section of the ESPERION website at investor.esperion.com. Access to the webcast replay will be available approximately two hours after completion of the call and will be archived on the Company's website for approximately 90 days.

CLEAR Cardiovascular Outcomes Trial

The effect of bempedoic acid on cardiovascular morbidity and mortality has not been determined. ESPERION initiated a global cardiovascular outcomes trial (CVOT) to assess the effects of bempedoic acid on the occurrence of major cardiovascular events in patients with, or at high risk for, cardiovascular disease (CVD) who are only able to tolerate less than the lowest approved daily starting dose of a statin and are considered "statin averse." The CVOT — known as CLEAR Cardiovascular Outcomes Trial — is an event-driven, global, randomized, double-blind, placebo-controlled study that completed enrollment in August 2019 of over 14,000 patients with hypercholesterolemia and high CVD risk at over 1,400 sites in 32 countries.

ESPERION Therapeutics

Through scientific and clinical excellence, and a deep understanding of cholesterol biology, the experienced Lipid Management Team at ESPERION is committed to developing new LDL-C lowering medicines that will make a substantial impact on reducing global cardiovascular disease, the leading cause of death around the world. For more information, please visit www.esperion.com and follow us on Twitter at www.twitter.com/EsperionInc.

ESPERION Therapeutics’ Commitment to Patients with Hyperlipidemia

High levels of LDL-C can lead to a build-up of fat and cholesterol in and on artery walls (known as atherosclerosis), potentially leading to cardiovascular events, including heart attack and stroke. In the U.S., 96 million people, or more than 37 percent of the adult population, have elevated LDL-C. There are approximately 18 million people in the U.S. living with elevated levels of LDL-C despite taking maximally tolerated lipid-modifying therapy — including individuals considered statin averse — leaving them at high risk for cardiovascular events1. In the United States, more than 50 percent of atherosclerotic cardiovascular disease (ASCVD) patients and heterozygous familial hypercholesterolemia (HeFH) patients who are not able to reach their guideline recommended LDL-C levels with statins alone need less than a 40 percent reduction to reach their LDL-C threshold goal2.

ESPERION's mission as the Lipid Management Company is to deliver oral, once-daily medicines that complement existing oral drugs to provide the additional LDL-C lowering that these patients need.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the clinical development and commercialization plans for bempedoic acid tablet and the bempedoic acid / ezetimibe fixed dose combination tablet, including ESPERION's timing, designs, plans for announcement of results regarding its CLEAR Outcomes study and other ongoing clinical studies for bempedoic acid tablet and the bempedoic acid / ezetimibe combination fixed dose tablet, timing for the review and approval of expanded indications for their effect on cardiovascular events, ESPERION's expectations for the market for medicines to lower LDL-C, including the commercial launch and market adoption of bempedoic acid tablet and the bempedoic acid / ezetimibe fixed dose combination tablet in the United States and European Union, and ESPERION’s financial outlook, including expectations for future revenues from its product sales, partnership collaborations and other sources. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause ESPERION's actual results to differ significantly from those projected, including, without limitation, delays or failures in ESPERION’s clinical development and commercialization plans, or approval of expanded indications, that existing cash resources may be used more quickly than anticipated,that Otsuka and DSE are able to successfully commercialize its products, the impact of COVID-19 on our business, clinical activities and commercial development plans, and the risks detailed in ESPERION's filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and ESPERION disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

References

(1)ESPERION market research on file: research project interviewing 350 physicians. ESPERION Therapeutics, Inc. Sept-Oct 2018.
(2)Data on file: analysis of NHANES database. ESPERION Therapeutics, Inc. 2018.

Esperion Therapeutics, Inc.

Balance Sheet Data
(In thousands)
(Unaudited)

	September 30, 2020	December 31, 2019
Cash and cash equivalents	$215,748	$166,130
Working capital	166,856	145,634
Investments	—	34,651
Restricted cash	—	928
Total assets	250,969	214,447
Revenue interest liability	171,173	132,544
Common stock	28	27
Accumulated deficit	(734,341)	(695,266)
Total stockholders' equity	8,960	19,950

Esperion Therapeutics, Inc.

Statement of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Product sales, net	$3,331	$—	$4,798	$—
Collaboration revenue	502	981	213,111	147,382
Total Revenues	3,833	981	217,909	147,382

Operating expenses:
Cost of goods sold	$275	$—	$704	$—
Research and development	35,283	48,281	104,972	137,377
Selling, general and administrative	48,826	18,468	138,060	44,142
Total operating expenses	84,384	66,749	243,736	181,519

Loss from operations	(80,551)	(65,768)	(25,827)	(34,137)

Interest expense	(4,928)	(3,996)	(13,739)	(3,996)
Other income, net	42	1,387	491	2,914
Net loss	$(85,437)	$(68,377)	$(39,075)	$(35,219)

Net loss per common share - basic and diluted	$(3.07)	$(2.52)	$(1.41)	$(1.30)

Weighted-average shares outstanding - basic and diluted	27,830,281	27,171,769	27,672,325	26,995,661